FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-09

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITIES LLC)
At: 12/06/23 14:17:42 UTC-05:00

MSWF 2023-2 - CMBS NEW ISSUE **STATUS**

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
MORGAN STANLEY & CO. LLC
BOFA SECURITIES, INC.
CO-MANAGERS:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC
SIEBERT WILLIAMS SHANK & CO., LLC

OFFERED CERTIFICATES

CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	C/E	WAL	IPT	STATUS / IN AVAIL
A-1	AAAsf/AAA(sf)/Aaa(sf)	2.741	30.000%	2.18	Preplaced
A-2	AAAsf/AAA(sf)/Aaa(sf)	69.432	30.000%	4.83	A5+25bp	OPEN
A-SB	AAAsf/AAA(sf)/Aaa(sf)	6.496	30.000%	7.21	A5+7bp	SUBJ
A-4^	AAAsf/AAA(sf)/Aaa(sf)	200.000	30.000%	9.38	A5-2bp	\ ~85%*
A-5^	AAAsf/AAA(sf)/Aaa(sf)	361.457	30.000%	9.77	J+143a	/ COMB
A-S	AAAsf/AAA(sf)/Aa1(sf)	121.167	16.750%	9.90	J+195A	~1.5x* /1.8x
B	AA-sf/AA-(sf)/NR	38.865	12.500%	9.90	J+235A	~1.3x SUBJ
C	A-sf/A-(sf)/NR	28.577	9.375%	9.93	J+345A	~7.8x* / 10.1x SUBJ
D	BBBsf/BBB+(sf)/NR	14.860	7.750%	9.98	J+775A	~13+x* / 19x SUBJ
E	BBB-sf/BBB(sf)/NR	9.145	6.750%	9.98	J+900A	~5.5x* / 7.8x SUBJ

*Some size not level protection in this class

^Sizes and WAL’s are subject to change as detailed in the Term Sheet.

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.